UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 29, 2004

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD KILGORE, TEXAS (Address of principal executive offices)	75662 (Zip code)

Registrant’s telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amended and Restated Credit Facility.

     On October 29, 2004, Martin Midstream Partner L.P. (the “Partnership”) entered into a $100 million amended and restated revolving credit facility (the “Credit Facility”) with Royal Bank of Canada and the other lenders named therein. The Credit Facility is comprised of (i) a $30.0 million subfacility that will be used for ongoing working capital needs and general partnership purposes and (ii) a $70.0 million subfacility that may be used to finance permitted acquisitions and capital expenditures. The Partnership’s existing debt of $69.0 million, as of October 29, 2004, has been refinanced under the Credit Facility, consisting of $14.0 million outstanding under the working capital subfacility and $55.0 million outstanding under the acquisition subfacility. Additionally, the Partnership has issued a $2.5 million letter of credit under the working capital subfacility.

     The Partnership’s obligations under the Credit Facility are secured by substantially all of its assets, including, without limitation, inventory, accounts receivable, vessels, equipment and fixed assets. The Partnership may prepay all amounts outstanding under this facility at any time without penalty.

     Indebtedness under the Credit Facility bears interest at either LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for LIBOR loans will range from 1.75% to 2.75% and the applicable margin for base prime rate loans will range from 0.75% to 1.75%. The Partnership incurs a commitment fee on the unused portions of the Credit Facility.

     In addition, the Credit Facility contains various covenants, which, among other things, limit the Partnership’s ability to: (i) incur indebtedness; (ii) grant certain liens; (iii) merge or consolidate unless the Partnership is the survivor; (iv) sell all or substantially all of the Partnership’s assets; (v) make acquisitions; (vi) make certain investments; (vii) make capital expenditures; (viii) make distributions other than from available cash; (ix) create obligations for some lease payments; (x) engage in transactions with affiliates; or (xi) engage in other types of business.

     The Credit Facility also contains covenants, which, among other things, requires the Partnership to maintain specified ratios of: (i) minimum net worth (as defined therein) of $65.0 million; (ii) EBITDA (as defined therein) to interest expense of not less than 3.0 to 1.0; (iii) total debt to EBITDA, pro forma for any asset acquisition, of not more than 3.5 to 1.0; (iv) current assets to current liabilities of not less than 1.1 to 1.0; and (v) an orderly liquidation value of pledged fixed assets to the aggregate outstanding principal amount of the Partnership’s acquisition subfacility of not less than 1.5 to 1.0.

     The amount the Partnership is able to borrow under the working capital subfacility is based on a borrowing base formula tied to 75% of eligible accounts receivable plus 60% of

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eligible inventory. Without amending the Credit Facility, the Partnership can request an increase eligible borrowings, up to an additional $50.0 million, which can be applied to either the working capital subfacility, the acquisition subfacility or both, provided that there are one or more existing or new lenders willing to provide to such additional amount.

     Other than mandatory prepayments that would be triggered by certain asset dispositions or the issuance of subordinated indebtedness, the Credit Facility requires interest only payments on a quarterly basis until maturity. All outstanding principal and unpaid interest must be paid by October 29, 2008. The Credit Facility contains customary events of default, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy-related defaults, change of control defaults and litigation-related defaults.

     A copy of the Credit Facility is attached hereto as Exhibit 10.1.

Item 2.02 Results of Operations and Financial Condition.

     On November 2, 2004, the Partnership issued a press release reporting its financial results for the third quarter ended September 30, 2004. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and will be published on the Partnership’s website at www.martinmidstream.com. In accordance with General Instruction B.2 of Form 8-K, the information set forth in the press release is deemed to be “furnished” and not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

     On November 3, 2004, at 3:00 p.m. Central Time, the Partnership will hold an investors’ conference call to discuss the Partnership’s financial results for the third quarter ended September 30, 2004. The supplemental financial data, including certain non-generally accepted accounting principle financial measures, that will be discussed during the investors’ conference call is included in the above referenced press release.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

     In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Amended and Restated Credit Agreement, dated October 29, 2004, among the Partnership, Martin Operating Partnership L.P., Royal Bank of Canada and the other Lenders set forth therein.
99.1	—	Press release dated November 2, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.
	By:	Martin Midstream GP LLC Its General Partner
Date: November 2, 2004		By:	/s/ Robert D. Bondurant Robert D. Bondurant, Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Amended and Restated Credit Agreement, dated October 29, 2004, among the Partnership, Martin Operating Partnership L.P., Royal Bank of Canada and the other Lenders set forth therein.
99.1	—	Press release dated November 2, 2004.

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